Exhibit 10.1.h

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 13th day of June, 2002, between Strategic Energy, L.L.C., a Delaware limited liability company (the "Company") having its principal offices located at Two Gateway Center, Pittsburgh, Pennsylvania 15222-1425, and Richard M. Zomnir (the "Employee"), an individual with a residential address at 422 Heights Drive, Gibsonia, PA 15044.

RECITALS

     A. In February, 1999, the Employee and the Company entered into an Employment Agreement (the "Previous Employment Agreement").

     B. The Company desires the Employee's continued employment with the Company and the Employee wishes to accept such continued employment, upon the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Term of Employment. The initial term (the "Initial Term") of employment of the Employee by the Company under this Agreement shall commence on the date hereof (the "Effective Date") and, subject to the further provisions of this Agreement providing for, among other things, earlier termination of such employment, shall end on the fifth anniversary of the Effective Date; provided, however, this term of employment shall be automatically renewed for successive one (1) year periods (each a "Renewal Term") unless, at least one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term, or the employment otherwise is terminated earlier in accordance with the provisions hereof. (The Initial Term and any Renewal Terms (both of which are subject to early termination in accordance with the provisions hereof) are collectively hereinafter referred to as the "Employment Period".)

     2. Title; Capacity. During the Initial Term or any Renewal Term, the Employee shall have the title of President and Chief Executive Officer of the Company and shall perform such duties which are typical of the President and Chief Executive Officer of a business, and his duties and responsibilities, at all times, shall be consistent with and at a similar level to those previously performed by him for the Company prior to the Effective Date. Any addition to or deletion from the aforementioned scope of duties and responsibilities shall be conditioned upon the mutual agreement, in writing, of the Employee and the Management Committee of the Company, or any successor thereto, as the case may be (such committee, and any successor thereto, the "Management Committee").

     The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position as set forth above. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. Notwithstanding anything herein to the contrary, the Employee will not be prevented from engaging in additional activities in connection with his personal investments and/or community affairs which are not inconsistent with the Employee's duties under this Agreement. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company as in effect as of the date hereof, as well as any changes therein which may be adopted by mutual agreement of the Employee and the Management Committee from time to time.

     3. Compensation and Benefits.

           (a) Salary. The Company shall pay the Employee, in semi-monthly installments, an annual base salary of Two Hundred Eighty Thousand Dollars ($280,000), which annual base salary may be increased from time to time at the discretion of the Management Committee. The Employee shall be paid such salary in accordance with payroll practices in effect for all employees of the Company.

           (b) Bonus. The Employee shall participate in the Company's Employee Bonus Plan, as the same may be established, maintained, amended or modified from time to time by the Management Committee, in accordance with the terms and conditions thereof. For calendar year 2002, the Employee shall participate in the Company's Employee Bonus Plan as a Grade 6 executive.

           (c) Medical Insurance. The Company shall continue to offer to the Employee, at Company's expense, the same medical and dental insurance coverage, both in terms of type and levels of coverage, as well as co-payment percentage, if any, being provided to him by the Company immediately prior to the date hereof.

           (d) Life Insurance. The Company shall continue to provide to the Employee, at Company's expense, any and all life insurance coverage (both in terms of type and levels of coverage) being maintained for the Employee and/or the Employee's beneficiaries by the Company immediately prior to the date hereof.

           (e) Disability Insurance. The Company shall continue to provide to the Employee, at Company's expense, any disability insurance coverage (both in terms of type and levels of coverage) provided to him by the Company immediately prior to the date hereof.

           (f) 401(k) Match. The Company shall continue to contribute, on behalf of the Employee, One Dollar ($1) for every Two Dollars ($2) contributed by the Employee to a qualified plan under Section 401(k) of the Internal Revenue Code of 1986, as amended.

           (g) Automobile Lease. The Company shall continue to lease for the Employee such automobile, or an automobile of similar cost, subject to a reasonable increase for inflation, as is leased for the Employee by the Company immediately prior to the date hereof.

           (h) Other Benefits. The Company shall continue to provide for the Employee such membership fees, dues, athletic season tickets and parking benefits, as are provided by the Company to the Employee immediately prior to the date hereof.

           (i) Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Management Committee.

           (j) Vacation and Holidays. The Company shall provide the Employee with paid vacation in accordance with the vacation policies of the Company in effect for its executive officers from time to time. The Company shall also provide the Employee paid holidays and other paid leave as set forth in the Company's policies.

     4. Termination by Company.

           (a) Events of Termination. The employment of the Employee by the Company pursuant to this Agreement shall be terminable by the Company only upon the occurrence of any of the following:

                (i) The expiration or termination of the Initial Term or any Renewal Term (as the case may be), provided that either of the parties hereto have given written notice to the other electing to terminate this Agreement in compliance with Section 1 hereof;

                (ii) The death of the Employee;

                (iii) At the election of the Company, upon the "disability" of the Employee (as such term is defined in Section 4(b) hereof);

                (iv) At the election of the Company, "for cause" (as such term is defined in Section 4(c) hereof); and

                (v) At the election of the Company, without cause and for any or no reason whatsoever.

           (b) Definition of "Disability". For purposes of Section 4(a)(iii) of this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 120 consecutive days, or for 180 days in a calendar year period, to perform the services contemplated under this Agreement. The "disability" of the Employee will be determined by a medical doctor selected by written consent of the Company and the Employee upon the request of either party by notice to the other. If the Company and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Employee has a "disability". The determination of the medical doctor selected under this Section 4(b) will be binding on both parties. The Employee must submit to a reasonable number of examinations, as necessary, by the medical doctor making the determination under this Section 4(b), and the Employee hereby authorizes the disclosure and release to the Company of such determination of all supporting medical records.

          (c) Definition of "For Cause". For purposes of Section 4(a)(iv) of this Agreement, the term "for cause" shall mean any of the following:

               (i) Misappropriation of any of the Company's funds or property by the Employee;

               (ii) The conviction of Employee, or the entering of a plea of guilty or a plea of no contest by Employee, with respect to a felony or the equivalent thereof;

               (iii) Material failure, neglect or refusal by the Employee to perform his duties and responsibilities under this Agreement after fifteen (15) days written notice from the Company to the Employee of the specific nature of the alleged failure, neglect or refusal and after the expiration, without cure by the Employee, of such fifteen (15) day cure period; provided, however, that if the Employee's default is of a nature that it cannot reasonably be cured within such fifteen (15) day period, the Employee will be permitted a longer cure period, in an amount of time reasonable under the circumstances, so long as he diligently prosecutes the cure to completion.

               (iv) A material breach by the Employee of any of the other terms or conditions contained in this Agreement after fifteen (15) days written notice from the Company to the Employee of the specific nature of the claimed material breach and after the expiration, without cure by the Employee, of such fifteen (15) day cure period; provided however, that if the Employee's default is of a nature that it cannot reasonably be cured within such fifteen (15) day cure period, the Employee will be permitted a longer cure period, in an amount of time reasonable under the circumstances, so long as he diligently prosecutes the cure to completion.

               The Company must provide written notice to the Employee setting forth with factual specificity the circumstances or actions of the Employee which justify the termination of the Employee "for cause".

          (d) Effect of Termination. Effective upon the termination of the employment of the Employee by the Company pursuant to this Agreement in accordance with the provisions of Section 4 hereof, the Employee shall be entitled to compensation as provided in this Section 4(d).

               (i) Termination for Cause. In the event that such employment is terminated "for cause" pursuant to Section 4(a)(iv) hereof, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 hereof through the date such termination is effective; provided, however, that the Employee shall not be entitled to any payment pursuant to Section 3(b) hereof with respect to the calendar year in which such termination is effective.

               (ii) Termination for Death. If such employment is terminated pursuant to Section 4(a)(ii) hereof, by reason of the Employee's death, the Company shall pay to the estate of the Employee, (A) the compensation which would otherwise be payable to the Employee under Section 3(a) hereof through the end of the calendar month in which his death occurs and for three months thereafter, and (B) a Bonus Payment prorated through the end of the calendar month during which the Employee's death occurred. For purposes of this Agreement, the term "Bonus Payment" shall mean a payment determined based upon a One Hundred Twenty Thousand Dollar ($120,000) bonus payment payable with respect to the calendar year in which such payment is to be made, which bonus payment shall be prorated with respect to the applicable calendar year through a stated date.

               (iii) Termination for "Disability". If such employment is terminated pursuant to Section 4(a)(iii) hereof, by reason of the Employee's "disability", the Company shall pay to the Employee, (A) the compensation which would otherwise be payable to the Employee under Section 3(a) hereof through the end of the calendar month in which the Employee is terminated due to such "disability" (pursuant to Section 4(b) hereof) and for three months thereafter, and (B) a Bonus Payment prorated through the end of the calendar month during which the termination of employment due to such "disability" occurs.

               (iv) Termination Without Cause. In the event that such employment is terminated without cause pursuant to Section 4(a)(v) hereof (but not pursuant to Section 4(a)(i) hereof), the Company shall pay to the Employee the Severance Payments. For purposes of this Agreement, the term "Severance Payments" collectively shall mean (A) the compensation otherwise payable to the Employee under Section 3(a) hereof for a period of two (2) years commencing on the date such termination is effective at such times and in such amounts as set forth in Section 3(a) hereof, (B) an additional annual amount of One Hundred Twenty Thousand Dollars ($120,000), payable in semi-monthly installments for a period of two (2) years commencing on the date such termination is effective, at such times as the payments under clause (A) of this Section are made, and (C) a Bonus Payment prorated through the date such termination is effective.

           (e) Benefits. The Employee's accrual of, or participation in plans providing for, the benefits provided in Sections 3(c) through 3(j) hereof (the "Benefits") will cease immediately upon the termination of the Employee's employment with the Company pursuant to Section 4 or 5 hereof or the expiration of the Initial Term or any Renewal Term, except as may required by law, and the Employee will be entitled to accrued Benefits pursuant to such plans, but only as provided in such plans. Additionally, in all cases, the Employee will be entitled to receive payment for all accrued but unused vacation as set forth in the Company's policies; provided, however, that to the extent the Company is obligated to pay the Employee the Severance Payments in connection with a termination of the employment of Employee pursuant to this Agreement, the Company shall, during the period in which the Severance Payments are payable, (i) provide the Employee, at the Company's expense, the benefits provided in Sections 3(c) through 3(e) hereof (the "Insurance Benefits"), or (ii) from time to time pay the Employee an amount that enables the Employee to obtain, on an net, after-tax basis, insurance that affords the Employee substantially the same benefits as the Insurance Benefits, or (iii) provide the Employee, at the Company's expense, a portion of the Insurance Benefits and from time to time pay the Employee an amount that enables the Employee to obtain, on an net, after-tax basis, insurance that affords the Employee substantially the same benefits as the portion of the Insurance Benefits that otherwise are not provided by the Company to the Employee.

     5. Termination by Employee.

           (a) The employment of the Employee by the Company pursuant to this Agreement shall be terminable by the Employee upon the occurrence of any of the following:

               (i) The expiration of the Initial Term or any Renewal Term (as the case may be), provided that either of the parties hereto have given written notice to the other electing to terminate this Agreement in compliance with Section 1 hereof;

               (ii) The material breach by Company of any of the terms or conditions contained in this Agreement after fifteen (15) days written notice from the Employee to the Company of the specific nature of the claimed material breach and after the expiration, without cure by Company, of such fifteen (15) day cure period; provided, however, that if Company's breach is of a nature that it cannot reasonably be cured within such fifteen (15) day cure period, Company will be permitted a longer cure period, in an amount of time reasonable under the circumstances, so long as it diligently prosecutes the cure to completion; or

               (iii) If a Change of Control occurs. For purposes of this Agreement, a "Change of Control" shall occur upon less than fifty and one-tenths percent (50.1%) of the Company's Interests then outstanding being owned, directly or indirectly, at any time by GPE or any of its affiliates, or any combination thereof; further provided, however, that a Change of Control shall not occur as a result of an initial public offering of the Company's Interests (an "IPO"). Upon the occurrence of an IPO, the provisions of this Section 5(a)(iii) automatically, and without any further act or deed, shall be of no further force or effect. For purposes of this Agreement, the term "Company's Interests" shall mean the voting interests of the Company (or any permitted successor or assignee of the Company, as the case may be), and "GPE" shall mean Great Plains Energy Incorporated and its successors, but not its assigns.

           (b) Effect of Termination for Breach or Change of Control. In the event the Employee terminates the employment of the Employee by the Company pursuant to this Agreement pursuant to Section 5(a)(ii) or 5(a)(iii) above, the Company shall pay to the Employee the Severance Payments. The Employee shall be under no duty to mitigate damages in the event of termination of this Agreement by the Employee for breach by the Company or unlawful termination of the Employee's employment by Company.

     6. Company Covenants. The Company agrees that it will not, during the Employment Period, without the Employee's consent, (a) assign (or constructively assign) the Employee to a position of lesser status or degree of responsibility than his position, duties or responsibilities immediately before the Effective Date; (b) relocate (or constructively relocate)

its principal offices to any location outside of metropolitan Pittsburgh, Pennsylvania; and (c) require the Employee to relocate (or constructively relocate (e.g., by requiring the Employee to spend an extended period of time at an office location outside of metropolitan Pittsburgh)) anywhere to a location other than Company's principal offices.

     7. Non-Compete, Proprietary Information and Developments

          (a) Survival. The provisions of Section 7 hereof shall survive the termination or expiration of this Agreement for a period ending twenty-four (24) months after the date of such expiration or termination.

          (b) Non-Compete.

               (i) During the Employment Period and, in the event the Employee's employment by the Company is terminated pursuant to Section 4(a)(v), 5(a)(ii) or 5(a)(iii) hereof, for a period ending two (2) years after the date such termination is effective, the Employee will not, directly or indirectly, in the territory comprised of the continental United States and any and all other jurisdictions in which the Company has conducted, conducts or, as of the date of termination or expiration of the Employment Period, intends to conduct, the Business (as defined in Section 7(b)(i)(A) hereof):

                    (A) own, have any interest in, or act as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), or, or in any way assist in, any business engaged or proposed to be engaged in the business of developing, producing, marketing or selling products or services of the kind or type developed or being developed, produced, marketed or sold by the Company or any Subsidiary (as defined in Section 7(b)(iv) hereof) (the "Business"); or

                    (B) recruit, solicit, induce, or attempt to recruit, solicit or induce, any employee or employees of the Company or any Subsidiary to terminate their employment with, or otherwise cease their relationship with, the Company or any Subsidiary; or

                    (C) solicit, divert, take away, or attempt to solicit, divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or any Subsidiary.

               (ii) If any restriction set forth in this Section 7(b) is determined in accordance with Section 14 hereof to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

               (iii) The restrictions contained in this Section 7(b) are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The prevailing party in any proceeding to remedy a breach under this Section 7(b) shall be entitled to receive its reasonable attorney's fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be granted.

               (iv) For purposes of this Agreement, (A) the term "Subsidiary" shall mean any Entity in which the Company, directly or indirectly, owns or controls fifty percent (50%) or more of the outstanding voting interests therein, and (B) the term "Entity" shall mean any corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization whatsoever.

          (c) Proprietary Information

               (i) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Business or the financial affairs of the Company or any Subsidiary (collectively, "Proprietary Information") is and shall be the exclusive property of the Company or the Subsidiary, if any and as the case may be. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. The Employee will not disclose any Proprietary Information to others outside the Company and the Subsidiaries, if any, (other than as necessary for the performance of the Employee's duties hereunder) or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

               (ii) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company or the Subsidiary, if any and as the case may be, to be used by the Employee only in the performance of his duties for the Company.

               (iii) The Employee agrees that his obligation not to disclose or use Proprietary Information also extends to such types of information, know-how, records and tangible property of customers of the Company or any Subsidiary, suppliers to the Company or any Subsidiary, or other third parties, who may have disclosed or entrusted the same to the Company, to any Subsidiary or to the Employee in the course of the respective business of the Company or any Subsidiary.

          (d) Developments.

               (i) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

               (ii) The Employee agrees to assign and does hereby assign to the Company all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7(d) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company or any Subsidiary and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

               (iii) The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company (but at Company's sole cost and expense), with respect to the procurement, maintenance and enforcement, of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of proprietary rights, and powers of attorney, which are necessary or appropriate in order to protect the Company's rights and interests in any Development.

          (e) Other Agreements. The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party (other than prior agreements with the Company) to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

     8. Indemnity. Company agrees to indemnify, defend and hold the Employee harmless from and against any and all claims, liabilities, damages, and other losses, costs or expenses, arising from or in connection with the performance of his duties by the Employee or the Employee's status as an officer and employee of Company, during the Employment Period to the maximum extent permitted by law.

     9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (a) upon personal delivery or (b) on the third business day after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

     10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, including, without limitation, the Previous Employment Agreement.

     12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Pennsylvania.

     14. Disputes; Venue.

          (a) All claims, disputes, questions and controversies arising out of or related to this Agreement, including the interpretation of any provision of this Agreement, or the Company's employment of the Employee (collectively, the "Claims"), which cannot be resolved informally, shall be settled exclusively by arbitration in accordance with the employment dispute resolution arbitration procedures of the American Arbitration Association then in effect, except as such procedures may be modified by this Agreement or by mutual consent of the parties to the arbitration proceedings. The award rendered with respect to the arbitration proceedings shall be final and binding upon the parties to the arbitration proceedings. Judgment thereon may be entered in any court having jurisdiction. Each party shall bear its own expenses in connection with the preparation for the presentation of its case at the arbitration proceedings. The fees and expenses of the arbitrator(s) and all other expenses of the arbitration (except those referred to in the sentence immediately preceding) shall be borne equally by the parties to such arbitration.

          (b) Any arbitration proceedings under Section 14(a) hereof shall take place in the greater Pittsburgh, Pennsylvania metropolitan areas, or such other location as the parties may agree upon and shall be governed by the laws of the State of Pennsylvania. The arbitrator shall be selected from a list of five (5) arbitrators provided by the American Arbitration Association. Alternate strikes shall be made to the list commencing with the party requesting arbitration until a single name remains. That individual shall be the arbitrator for the matter. After the arbitrator has been selected, the parties may obtain reasonable discovery in aid of the arbitration by way of: (i) exchange of copies of all documents in the possession, custody or control of a party and relevant to the matter in dispute; (ii) written interrogatories for the purpose of determining the name and address of each witness proposed to be called by a party and a brief description of the relevant information each such witness is expected to provide; and (iii) such further discovery, including depositions, as the arbitrator may determine is appropriate after taking into consideration the nature of the dispute and the amount in controversy. Post-hearing briefs shall be permitted. The arbitration award shall be in writing and shall specify the factual and legal basis for the award.

          (c) As used herein, the term "Claims" shall include, without limitation, (i) claims for breach of contract, (ii) tort claims arising out of the employment relationship, (iii) claims for discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the Pennsylvania Human Rights Act (including but not limited to discrimination on the basis of race, sex, religion, national origin, age or disability), and (iv) claims for violation of any other federal, state or other governmental law, statute, regulation or ordinance designed to protect employees.

          (d) All actions or proceedings with respect to enforcing the provisions of Section 14 hereof, including without limitation the entry of judgment on any arbitration award, shall be instituted only in any state or federal court sitting in Allegheny County, Pennsylvania, and by execution and delivery of this Agreement, the parties irrevocably and unconditionally subject to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waive: (i) any objection that the parties might now or hereafter have to the venue of any of such court; and (ii) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

     15. Successors and Assigns; No Assignment without Consent.

          (a) This Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, executors, successors and assigns. However, neither party may assign or otherwise transfer this Agreement, or any of the their respective rights, duties, obligations or liabilities hereunder, whether voluntarily, involuntarily or by operation of law, without the prior written consent by the other party. Any such purported assignment or transfer shall be null and void, and shall be a material breach of this Agreement.

          (b) Notwithstanding the provisions of Section 15(a), however, the Company may assign or otherwise transfer this Agreement, and all of its rights, duties, obligations and liabilities hereunder, whether voluntarily, involuntarily or by operation of law, without the consent of the Employee, to any Entity that acquires or otherwise succeeds to all or substantially all of the business and assets of the Company.

     16. Waiver. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     17. Captions and Headings. The captions of the Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

     18. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     19. Counterparts. This Agreement may be executed in a number of counterparts and all of such counterparts executed by the Company or the Employee, shall constitute one and the same agreement, and it shall not be necessary for all parties to execute the same counterpart hereof.

     20. Facsimile Signatures. The parties hereby agree that, for purposes of the execution of this Agreement, facsimile signatures shall constitute original signatures.

     21. Incorporation by Reference. The preamble and recitals to this Agreement are hereby incorporated by reference and made a part hereof.

     22. Guarantee by CE. The Employee acknowledges and agrees that the Guaranty provided by Custom Energy, L.L.C. (now known as Custom Energy Holdings, L.L.C.) (the "Guarantor") pursuant to the Previous Employment Agreement shall not be applicable to this Agreement and has no further force and effect, and that the Guarantor is a third party beneficiary of this Section 22.

     23. Guarantee by KLTES. The payment of the Severance Payments that arise as a result of the Employee terminating the employment of the Employee by the Company pursuant to this Agreement pursuant to Section 5(a)(iii) above shall be guaranteed by KLT Energy Services Inc. ("KLTES"), to the extent provided in the Guaranty attached hereto as Exhibit A (the "Guaranty").

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                                            STRATEGIC ENERGY, L.L.C.

                                                            By:    /s/ Gregory J. Orman
                                                            Name:    Gregory J. Orman
                                                            Title:      Managemnet Committee Representative

                                                            /s/ Richard M. Zomnir
                                                            RICHARD M. ZOMNIR

EXHIBIT A

KLTES GUARANTEE